UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2024

Performant Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35628	20-0484934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
900 South Pine Island Road,
Plantation, FL 33324
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (925)  960-4800

N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $.0001 per share	PFMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 1, 2024, Dr. Shantanu Agrawal (“Dr. Agrawal”) accepted the appointment to serve as a member of the Board of Directors (the “Board”) of Performant Financial Corporation (the “Company”). Dr. Agrawal was unanimously approved by the Board to fill the vacancy created by the increase to the size of the Board from six (6) to seven (7) directors. While the Board may consider appointing Dr. Agrawal to one or more committees of the Board, no such appointments have been made at this time. Dr. Agrawal will serve as a Class I director with a term expiring at the Company’s 2025 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. There was no arrangement or understanding between Dr. Agrawal and any other person pursuant to which Dr. Agrawal was elected as a director. Dr. Agrawal has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Dr. Agrawal currently serves as Chief Health Officer at Elevance Health, Inc. (formerly Anthem, Inc.), where he oversees the enterprise whole health strategy, including medical policy and clinical quality, as well as addressing health-related social needs and health equity. Dr. Agrawal also leads Elevance Health’s community health strategy and the Elevance Health Foundation. Prior to joining Elevance Health, Dr. Agrawal served as President and Chief Executive Officer of the National Quality Forum (“NQF”), a non-profit organization dedicated to working with diverse members of the healthcare community to drive national healthcare quality improvement efforts. Prior to joining NQF, Dr. Agrawal served as Deputy Administrator for Program Integrity at the Centers for Medicare & Medicaid Services (“CMS”) and Director of the Center for Program Integrity. In this role, he led all CMS payment accuracy and integrity initiatives with a focus on utilization management, payment and coverage policies, innovative payment models, and anti-fraud activities. He also led an effort to improve the physician experience with Medicare and was an architect of CMS’s strategy to address the national opioid epidemic. Dr. Agrawal received a bachelor’s degree in Chemistry from Brown University, a Medical degree from Weill Medical College of Cornell University, and clinical training in Emergency Medicine at the Hospital of the University of Pennsylvania. Dr. Agrawal also earned his Master’s degree in social and political sciences from Cambridge University. Dr. Agrawal’s clinical and business expertise provides valuable insight for the members of the Board.
Consistent with the compensation currently provided to the members of the Board, Dr. Agrawal will receive an annual retainer of $40,000, prorated for partial service this year.
In addition, Dr. Agrawal will be granted an initial restricted stock unit (“RSU”) award under the Company’s Amended and Restated 2012 Stock Incentive Plan (the “Stock Incentive Plan”), with respect to the number of shares of the Company’s common stock equal to $100,000 divided by the fair market value of one share of the Company’s common stock on the authorized date of issuance, which shall vest in four equal annual installments over a four year period, or upon a Change of Control (as defined in the Stock Incentive Plan). Additionally, Dr. Agrawal will be eligible to receive annual RSU awards under the Stock Incentive Plan consistent with the compensation policies approved by the Board.
Dr. Agrawal will also enter into an indemnification agreement with the Company pursuant to which the Company will agree to indemnify him from certain liabilities that may arise by reason of his status as a director. The form of indemnification agreement was filed as an exhibit to Amendment No. 2 to the Company’s Form S-1 Registration Statement, filed with the Securities and Exchange Commission on July 30, 2012, and the terms of the indemnification agreement are incorporated herein by reference. The benefits provided under Dr. Agrawal’s indemnification agreement are in addition to indemnification benefits provided under the Company’s bylaws.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 6, 2024

PERFORMANT FINANCIAL CORPORATION

By:	/s/Simeon Kohl
Simeon Kohl
Chief Executive Officer